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                                                                     EXHIBIT 3.4

                    FORM OF CERTIFICATE OF AMENDMENT OF THE
                   RESTATED CERTIFICATE OF INCORPORATION OF
                           NETWORK PERIPHERALS INC.

     Network Peripherals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors previously adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of the Corporation at the next annual meeting of the stockholders. Pursuant to such resolutions, Article FIRST of the Corporation's Restated Certificate of Incorporation is amended and restated in its entirety as follows:

          "FIRST:  The name of the Corporation is FalconStor Software, Inc. (the
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                   "Corporation")."

Article FOURTH, Subparagraph (A), of the Corporation's Restated Certificate of Incorporation is amended and restated in its entirety as follows:

          "FOURTH:
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               (A)  Classes of Stock.  The Corporation is authorized to issue
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                    two classes of stock to be designated, respectively, "Common
                    Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred Two Million (102,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, $0.001 par value per share, and Two Million (2,000,000) shares shall be Preferred Stock, $0.001 par value per share."

     SECOND: That thereafter, pursuant to resolutions of its Board of Directors, a vote of the stockholders of the Corporation was taken at the annual meeting of stockholders, pursuant to which the necessary number of shares as required by statute and by the Corporation's Restated Certificate of Incorporation were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed and attested by its duly authorized officer as of ___, 2001.



                                        By:_____________________________________
                                           Name:
                                           Title: